EXHIBIT 6

WHITE LABEL SOFTWARE LICENCE AGREEMENT

FOR CROUDFUNDING

THIS AGREEMENT ("Agreement"), dated as of April 6, 2017 (the "Effective Date"), is made by and between CROWDPAY.us, Inc., a New York corporation ("CROWDPAY"), and McGraw Conglomerate Corporation, Inc., a Delaware corporation ("MCC").

RECITALS

WHEREAS, CROWDPAY develops, designs and operates private label Crowd Funding Platform for content and payments (as defined below);

WHEREAS, MCC represents a number of MCC Issuers (as defined below) and wishes to offer such MCC Issuers white label platform services for such Issuers' Cloud Presence;

WHEREAS, CROWDPAY and MCC wish to enter into an agreement whereby MCC will be able to offer the services of CROWDPAY to MCC Issuers to develop, design and operate private label Platform services for MCC Issuers.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1 DEFINITIONS.

As used herein, the following terms have the following meanings:

1.1 "ABOVE THE FOLD" means that a particular item on the Crowd platform is viewable on a computer screen at a 1024 x 768 pixels’ resolution when a user first accesses the Issuer pages, without scrolling across to view more of the Issuer, and is a responsive design suitable for all devices of a size reasonably designed to be easily visible and discernible by a user.

1.2 "ISSUER MARKS" means those Trademarks provided by MCC Issuers for use by CROWDPAY in connection with the branding of a merchant solution for such MCC Issuers by CROWDPAY.

1.3 "CLOUD PRESENCE" means any point of presence maintained on the Internet or on any other public data network. With respect to any Cloud Presence maintained on the World Wide Web, such Cloud Presence includes all HTML pages (or similar unit of information presented in any relevant data protocol) that are identified by the same second-level domain (such as CROWDPAY.com) or by the same equivalent level identifier in any relevant address scheme.

1.4 "FEATURES" means those features selected by an MCC Issuer to be offered, from time to time, by CROWDPAY, on and/or in conjunction with an Omni Merchant for that particular MCC Issuer. The complete set of available features as at any given time can be found at http://crowdpay.us/features, or at any replacement URL established by CROWDPAY for that purpose.

1.5 "FEES" means payments by Issuer directly to MCC or CROWDPAY for (i) monthly service fees, and (ii) all fees or charges for additional fee based services provided by CROWDPAY to any Issuers who subscribe to such additional services from or through MCC, all of which are subject to change at the discretion of CROWDPAY on not less than 30 days’ notice to MCC.

Initials ____ Initials ____	1 | Page

1.6 "INTELLECTUAL PROPERTY RIGHTS" means any patents, copyrights, Trademarks, trade secrets, database rights, know-how, moral rights and other intellectual property or proprietary rights arising under the laws of any jurisdiction.

1.7 "ISSUERS" means those companies listed and/or issuers that are part of MCC.

1.8 "CONTENT" means the Issuer Marks, forms, offering documents, graphical and text information, and other tools and content which are supplied by MCC and are served by CROWDPAY on the Issuer pages.

1.9 "TOOLS" means the software forms, graphical and text information, and other tools and content which are supplied by CROWDPAY to provide the CROWDPAY White Label Services.

1.10 "WHITE LABEL SERVICES" means the providing of a white label Cloud Presence allowing white label branding by both MCC and the MCC Issuers, in the form, from time to time, provided by CROWDPAY, including the creation of an Issuer, provided by CROWDPAY and described in Appendix A, subject to the requirements and limitations set forth in the SLA agreement annexed hereto as Appendix D (“SLA Agreement”).

1.11 "LINK" means a hypertext link from a Cloud Presence controlled by an MCC Issuer to the Issuer which is designed, developed and/or operated for that MCC Issuer.

1.12 "ISSUER" means a Cloud Presence that: (a) is linked from a Cloud Presence controlled by a MCC Issuer via a Link, (b) is designed, developed and operated by or at the direction of CROWDPAY, (c) offers Products for sale to an end user, and (d) features the Issuer Marks associated with an individual MCC Issuer.

1.13 "PERSON" means any natural person, corporation, partnership, Limited Liability Company or other entity.

1.14 "PRODUCTS" means individual products included within a Feature.

1.15 "TERM" means the term of this Agreement, as described in Section 6.

1.16 "TRADEMARKS" means any trademarks, service marks, trade dress, trade names, corporate names, proprietary logos or indicia and other source or business identifiers, and any application or registration respecting the foregoing.

Initials ____ Initials ____	2 | Page

1.17 ISSUER AGREEMENTS. Promptly after a MCC Issuer has agreed to license the CROWDPAY White Label Services, MCC shall enter into an agreement with such MCC Issuer (an "ISSUER Agreement"). CROWDPAY shall not be obligated to provide CROWDPAY White Label Services for any MCC Issuer that has not entered into an ISSUER Agreement with MCC. The ISSUER must provide MCC with the rights necessary to meet its obligations under this Agreement, including but not limited to:

(i) the right to grant to CROWDPAY, pursuant to Section 2.4, the right to provide CROWDPAY Services;

(ii) the right to grant to CROWDPAY, pursuant to Section 2.7, the right to use, reproduce, publish, perform and display the Issuer Marks; and

(iii) The right to provide for the placement Omni Links in accordance with Section 2.5.

The ISSUER Agreements shall also include provisions, to be approved in writing by CROWDPAY, regarding the indemnification of CROWDPAY by the MCC Issuer, liability limitations and warranty disclaimers.

1.18 LICENSE TO PROVIDE CROWDPAY WHITE LABEL SERVICES. Pursuant to the rights granted to it under each ISSUER Agreement, MCC hereby grants CROWDPAY the right to provide CROWDPAY White Label Services for the applicable MCC Issuer. CROWDPAY shall customize the design of each Issuer pages to meet the branding and design guidelines of the relevant MCC Issuer provided to CROWDPAY by MCC or the MCC Issuer. MCC acknowledges that CROWDPAY may work directly with a MCC Issuer to facilitate the creation and implementation of the Issuer.

1.19 MARKETING OF ISSUER BY MCC ISSUERS. Each MCC Issuer for which is operated by CROWDPAY shall (i) include a Link located Above the Fold on the MCC Issuer's primary Cloud Presence and (ii) a statement thereon that it is “Powered by CrowdPay.us.”

1.20 ACCESSIBILITY OF MCC ISSUER. MCC shall cause the Issuers to use commercially reasonable efforts to ensure accessibility of their Investors in accordance with industry standards.

1.21 TRADEMARK USAGE. MCC hereby grants to CROWDPAY the right to use and display the Issuer Marks on the Issuer for such MCC Issuer and, upon MCC's approval, not to be unreasonably withheld, in CROWDPAY promotional and marketing materials. CROWDPAY shall not be deemed to be in breach of this Agreement by reason of any delay in, or failure by MCC to timely approve, any proposed usage or exploitation of any Issuer Marks by CROWDPAY.

1.22 FEATURES. CROWDPAY shall make the then current Features open to subscription by Issuers based upon the subscription package level (and any additional charge features) subscribed to by the Omni Issuer. Provided, however, that MCC may direct CROWDPAY to exclude certain available Features for certain or all Omni Merchants. A summary presentation of the currently available Features is annexed hereto as part of Appendix B. CROWDPAY may augment and delete Features based upon, among other things, developments in the industry, changes in the CROWDPAY Tools, necessary software, hardware compatibility and for any other reasons that CROWDPAY deems in the best interests of maintaining and/or efficiently operating the CROWDPAY White Label Service, providing that such changes are implemented in the manner required under the SLA Agreement. Additionally, there is set forth in Appendix B a list of certain additional functions for Omni Issuers that CROWDPAY has under development that it anticipates, but cannot assure, to be additional Features available in the twelve (12) months following the Effective Date, the availability of which, if implemented, might, as to each such new Feature, be subscription package specific and/or be offered as a fee based extra service.

Initials ____ Initials ____	3 | Page

1.23 PUBLICITY. The parties shall work together to issue publicity and general marketing communications concerning their relationship and other mutually agreed-upon matters. In addition, neither party shall issue such publicity and general marketing communications concerning their relationship without the prior written consent of the other party (not to be unreasonably withheld). Additionally, neither party shall disclose the terms of this Agreement to any third party other than its outside counsel, auditors, and financial advisers, except as may otherwise be required by law including the United States securities laws and the rules and regulations promulgated thereunder. It is the intention of the parties hereto to jointly develop and issue a summary descriptive statement about this Agreement and the services to be provided hereunder.

2 PAYMENTS.

2.1 Implementation Charge. Upon execution of this Agreement MCC shall pay to CROWDPAY $7,799.00 in recognition of the costs involved in (i) implementing the communication between CROWDPAY developed applications and MCC’s gateway utilizing Application Protocol Interface, and (ii) initial integration of the CROWDPAY White Label Services with MCC Content and all associated setup.

2.2 Remuneration. Fees collected directly by MCC shall be divided between CROWDPAY and MCC based upon the formula set forth in Appendix C. The division of Fees in accordance with Appendix C shall made on the 1st of each month for all Fees collected in the immediately prior month in which any such Fees are collected.

2.3 Records and Audit; Late Payments; Taxes. During the Term, MCC shall maintain records of Fees collected. CROWDPAY, at its expense, and upon at least ten (10) days advance notice to MCC, shall have the right at any time during the Term to examine or audit such records in order to verify the figures reported in any quarterly report, subject to Section 7.1. In the event that such an audit uncovers a discrepancy greater than fifteen percent (15%) with respect to Fees Collected, MCC shall reimburse CROWDPAY for all out-of-pocket expenses associated with such audit. Such audit shall be conducted during reasonable business hours.

3 WARRANTIES,

Indemnification and Limitation of Direct Liability.

3.1 Warranties. Each party represents and warrants to the other that:

(i) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

(ii) the execution of this Agreement and performance of its obligations hereunder, do not and will not violate any agreement to which it is a party or by which it is bound; and

(iii) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.

Initials ____ Initials ____	4 | Page

3.2 Indemnification. Subject to the provisions of Section 4.3 hereof, each party (the "Indemnifying Party") will defend, indemnify and hold harmless the other party (the "Indemnified Party"), and the respective directors, officers, employees and agent of the Indemnified Party, from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees and disbursements) arising out of or in connection with any third-party claim alleging any breach of the Indemnifying Party's representations or warranties set forth in this Agreement. In addition, MCC and CROWDPAY (as the "Indemnifying Party") shall each defend, indemnify and hold harmless the other party (as the "Indemnified Party") from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees) arising out of or in connection with any third-party claim alleging that any materials (including without limitation the MCC Content, the CROWDPAY Tools, software, technology or other content) provided by the Indemnifying Party to the Indemnified Party, contain any material that is obscene, libelous or defamatory, or infringing of any third party Intellectual Property Rights or violates any law. The Indemnified Party agrees that the Indemnifying Party shall have sole and exclusive control over the defense and settlement of any such third party claim. The Indemnified Party shall promptly notify the Indemnifying Party of any such claim of which it becomes aware and shall: (a) at the Indemnifying Party's expense, provide reasonable cooperation to the Indemnifying Party in connection with the defense or settlement of any such claim and (b) at the Indemnified Party's expense, be entitled to participate in the defense of any such claim. The Indemnifying Party shall not acquiesce to any judgment or enter into any settlement that adversely affects the Indemnified Party's rights or interests without prior written consent of the Indemnified Party.

3.3 Limitation of Liability; Disclaimer.

3.3.1 Liability. EXCEPT AS REQUIRED TO COVER THIRD PARTY INDEMNIFICATION CLAIMS, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM PERFORMANCE SERVICES OR OBLI¬GATIONS DESCRIBED IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. EXCEPT AS REQUIRED TO COVER THIRD PARTY INDEMNIFI¬CATION CLAIMS, EITHER PARTY'S LIABILITY (WHETHER ARISING IN TORT, CONTRACT OR OTHERWISE AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), PRODUCT LIABILITY OR STRICT LIABILITY) UNDER THIS AGREEMENT OR WITH REGARD TO ANY OF THE PRODUCTS OR SERVICES RENDERED UNDER THIS AGREEMENT, EACH PARTY'S OMNI MERCHANTS AND ANY OTHER ITEMS OR SERVICES FURNISHED UNDER THIS AGREEMENT WILL IN NO EVENT EXCEED ONE HUNDRED THOUSAND DOLLARS.

3.3.2 No Additional Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WAR¬RANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PUR¬POSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE), AND EACH PARTY HEREBY SPECIFI-CALLY DISCLAIMS ANY CLAIM IN TORT (INCLUDING NEGLIGENCE), IN EACH CASE, REGARDING THEIR OMNI MERCHANTS, ANY PRODUCTS OR SER¬VICES DESCRIBED THEREON, OR ANY OTHER ITEMS OR SERVICES PROVIDED UNDER THIS AGREEMENT. WITHOUT LIMITING THE GENER¬ALITY OF THE FOREGOING, MCC ACKNOWLEDGES THAT THE OMNI MERCHANTS AND THE CONTENT THEREOF (INCLUDING ANY SERVERS OR OTHER HARDWARE, SOFTWARE AND ANY OTHER ITEMS USED OR PROVIDED BY CROWDPAY OR ANY THIRD PARTIES IN CONNECTION WITH OPERATING THE OMNI MERCHANTS OR PERFORMANCE OF ANY SERVICES HEREUNDER) ARE PROVIDED "AS IS." NEITHER PARTY MAKES ANY WARRANTY THAT IT WILL CONTINUE TO OPERATE ITS OMNI MERCHANTS IN THEIR CURRENT FORM, THAT ITS OMNI MERCHANTS WILL BE ACCESSIBLE WITHOUT INTERRUPTION, THAT THE OMNI MERCHANTS WILL MEET THE REQUIRE¬MENTS OR EXPECTATIONS OF THE OTHER PARTY, OR THAT THE CON¬TENT OR ANY OTHER MATERIALS ON ITS OMNI MERCHANTS OR THE SERVERS AND SOFTWARE THAT MAKE ITS OMNI MERCHANTS AVAILABLE ARE FREE FROM ERRORS, DEFECTS, DESIGN FLAWS OR OMISSIONS.

3.3.3 Sole Remedy. IN THE EVENT OF BREACH OF ANY WARRANTY CONTAINED IN THIS AGREEMENT, MCC'S SOLE AND EXCLUSIVE REMEDY SHALL BE THAT CROWDPAY WILL MAKE REASONABLE EFFORTS TO REMEDY SUCH BREACH.

Initials ____ Initials ____	5 | Page

4 TERM AND TERMINATION.

4.1 Term. The term of this Agreement shall commence upon the Effective Date and shall continue for a period of one (1) years (the "Initial Term"). After the Initial Term, this Agreement shall be extended for additional one (1) year periods (such periods, together with the Initial Term, the "Term"), unless either Party provides written notice of its intention not to extend the term of the Agreement at least thirty (30) days prior to the end of the Initial Term or any extension and unless this Agreement is earlier terminated as provided in Section 5.3.

4.2 Issuer Term. MCC may terminate the operation of the any MCC Issuer upon three (3) months written notice to CROWDPAY, provided that such termination notice shall not be effective prior to first (1) year from the date of initial operation of such Issuer, unless MCC has terminated its ISSUERS with such Issuer for cause. Any ISSUER Agreement in effect at the time, and the respective rights and obligations of MCC and CROWDPAY relating to any then operating Issuer, shall remain in effect notwithstanding the expiration of this Agreement.

4.3 Termination. Either party, on failure to pay consideration due and owing or other material breach by the other party, may terminate the Agreement upon not less than thirty (30) days' prior written notice to the other, provided that the other party has not cured such material breach within such thirty (30) day period.

4.4 Effect of Termination. Upon termination or expiration of the Term for any reason, all rights and obligations of the parties under this Agreement shall be extinguished, except that the rights and obligations of the parties under Sections 4 with respect to Products sold prior thereto, and Sections 5, 7 and 8, and any other provision which should reasonably survive termination, shall survive such termination or expiration.

5 INTELLECTUAL PROPERTY.

5.1 CROWDPAY. As between the parties, CROWDPAY retains all rights, title and interest in and to the platform (including, without limitation, any and all content, data, URLs, domain names, technology, software, code, user interfaces, "look and feel", Trademarks and other items posted thereon or used in connection or associated therewith; but excluding any MCC Content or other items supplied by MCC) along with all Intellectual Property Rights associated with any of the foregoing. All goodwill arising out of CROWDPAY's use of any of the Issuer Marks shall inure solely to the benefit of MCC.

5.2 Intellectual Property Notices. Neither party shall have any right to remove, obscure or alter any notices of Intellectual Property Rights appearing in or on any materials provided by the other party.

5.3 Further Assurances. Each party shall take such action (including, without limitation, execution of affidavits or other documents) as the other party may reasonably request to effect, perfect or confirm such other party's ownership interests and other rights as set forth above in this Section 6.

Initials ____ Initials ____	6 | Page

6 GENERAL PROVISIONS.

6.1 Confidentiality. Each party (the "Receiving Party") undertakes to retain in confidence the terms of this Agreement and all other non-public information and know-how of the other party disclosed or acquired by the Receiving Party pursuant to or in connection with this Agreement which is either designated as proprietary and/or confidential or by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary and/or confidential ("Confidential Information"); provided that each party may disclose the terms and conditions of this Agreement to its immediate legal and financial consultants in the ordinary course of its business or as part of mandatory filing in connection with a public offering of either party's securities. Each party agrees to use commercially reasonable efforts to protect Confidential Information of the other party, and in any event, to take precautions at least as great as those taken to protect its own confidential information of a similar nature. The parties acknowledge that the terms of this Agreement Are Confidential Information. Notwithstanding the aforementioned, the foregoing restrictions shall not apply to any information that: (a) was known by the Receiving Party prior to disclosure thereof by the other party; (b) was in or entered the public domain through no fault of the Receiving Party; (c) is disclosed to the Receiving Party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality; (d) is required to be disclosed by applicable laws or regulations including as part of mandatory filing in connection with a public offering of either party's securities (but in such event, only to the extent required to be disclosed); or (e) is independently developed by the Receiving Party without reference to any Confidential Information of the other party. Upon request of the other party, or in any event upon any termination or expiration of the Term, each party shall return to the other all materials, in any medium, which contain, embody, reflect or reference all or any part of any Confidential Information of the other party. Each party acknowledges that breach of this provision by it would result in irreparable harm to the other party, for which money damages would be an insufficient remedy, and therefore that the other party shall be entitled to seek injunctive relief to enforce the provisions of this Section 7.1.

6.2 Independent Contractors. MCC and CROWDPAY are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, franchise or agency relationship between MCC and CROWDPAY. Neither party has any authority to enter into agreements of any kind on behalf of the other party.

6.3 Assignment. Neither party may assign this Agreement or any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, not to be unreasonably withheld; except that either party may, without the other party's consent, assign this Agreement or any of its rights or delegate any of its duties under this Agreement to any purchaser of all or substantially all of such party's assets or to any successor by way of merger, consolidation or similar transaction. Notwithstanding the foregoing, CROWDPAY shall have the right, in its sole discretion, without the prior written consent or other consent, of any other party, to assign this Agreement to an entity which is majority owned by CROWDPAY at the time of such assignment. Subject to the foregoing, this Agreement will be binding upon, enforceable by, and inure to the benefit of the parties and their respective successors and assigns.

Initials ____ Initials ____	7 | Page

6.4 Choice of Law; Forum Selection. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to its choice of law rules. Each party hereby irrevocably consents to exclusive personal jurisdiction and venue in the state and federal courts located in New York County, New York with respect to any actions, claims or proceedings arising out of or in connection with this Agreement, and agrees not to commence or prosecute any such action, claim or proceeding other than in the aforementioned courts.

6.5 Dispute Resolution. Any dispute relating to or arising from this Agreement shall be resolved by arbitration under the Commercial Rules of the American Arbitration Association. Unless otherwise agreed by Depositor and Preferred Beneficiary, arbitration will take place in New York, New York. Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator(s). Service of a petition to confirm the arbitration award may be made by First Class mail or by commercial express mail, to the attorney for the party or, if unrepresented, to the party at the last known business address.

6.6 Non-Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

6.7 Force Majeure. Neither party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance or interruption of service, resulting directly or indirectly from acts of God, acts of civil or military authorities, civil disturbances, wars, strikes, fires or other catastrophes. The party claiming force majeure shall notify the other party within seventy-two (72) hours of the existence of such a condition and shall similarly notify the other party within forty-eight hours after such a condition is remedied.

6.8 Service Representatives. Each of the parties agrees to appoint a service representative (each, a "Service Representative"). All invoices, communications, documentation and materials relating to this Agreement and sent by each of the parties shall be sent to the Service Representatives. Each party will appoint one or more alternates to serve in the absence of the primary Service Representative. Service Representatives may be changed at any time by written notice to the other party.

6.9 Notices. Any notice or other communication required or permitted to be given hereunder shall be given in writing and delivered (i) in person; (ii) mailed via certified mail or express mail properly addressed, requiring a signature against delivery, and all charges and postage prepaid; (iii) delivered by a recognized courier service, properly addressed requiring a signature against delivery and all charges prepaid; or (iv) by e-mail or facsimile transmission which has been specifically acknowledged by the noticed party as having been received (if not acknowledged notice shall not be deemed to have been given). In each instance such notice or other communication shall be delivered to the Service Representatives (as described in Section 6.8) at the address specified below and shall be deemed effective upon receipt.

CROWDPAY, Inc. Att: Ronny Yakov 200 Park Avenue, Suite 1700 New York, NY 10166	McGraw Conglomerate Corporation, Inc.. Att: Ken McGraw 711 Berkshire Ct Downers Grove, IL 60516 888-525-0010

Initials ____ Initials ____	8 | Page

6.10 Integration. This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements or negotiations between CROWDPAY and MCC concerning the subject matter hereof, and cannot be amended except by a writing signed by both parties.

6.11 Severability. In the event any provision of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect. If any provision of this Agreement shall, for any reason, be determined by a court of competent jurisdiction to be excessively broad or unreasonable as to scope or subject, such provision shall be enforced to the extent necessary to be reasonable under the circumstances and consistent with applicable law while reflecting as closely as possible the intent of the parties as expressed herein.

6.12 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of the Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

IN WITNESS WHEREOF, the parties hereto have each duly executed and delivered this Agreement as of the Effective Date.

CROWDPAY.us, Inc.		McGraw Conglomerate Corporation, Inc.

By:	/s/ Ronny Yakov	By:	/s/ Ken McGraw
	(Signature)		(Signature)
Name	Ronny Yakov	Name	Ken McGraw
Title	CEO	Title	CEO

Initials ____ Initials ____	9 | Page

Appendix A

Platform Functionality

End-to-End Solution

[Order taking, ACH/credit card charging, SHARES order fulfillment, returns and customer service.]

Back End Reporting for Each MCC Issuers

Will be under the main supper admin dashboard

Back End Reporting for MCC

[Including total sales, commissions and all reports reports.]

Initials ____ Initials ____	10 | Page

Appendix B

Features

Plan for Expansion of Functions

[Schedule for augmenting set of Functions to be sold through Issuers]

Initials ____ Initials ____	11 | Page

Appendix C

Fees & Payments

CROWDPAY will invoice MCC monthly based on the activities of each Issuer.

CROWDPAY will submit ACH Withdraws from the following account on the first day of the month,

Monthly Withdraws Bank Name: Account number: Routing number: Checking/saving	For Initial Wire transfer Bank Name: JP Morgan Chase Account number: 905892035 Routing number: 021000021 Checking

SINGLE OFFERING	Platform Setup		$2,800

Hosting			Price
Platform Offering	Monthly	-	$1,499.00
PCI Compliance	Monthly		$25.00
DocuSign	Monthly		$200.00

AML		Per Investor	Per Cmpany
AML (anti money laundering)		$14.00	$19.00
KYC (know your customer)
Acredited Investor	One tine (per investor)		$69.00

Creative work
Offering Build	One time		$3,500.00
Facebook setup	One time		$380.00
Merchant acount Setup and barding	One time		$350.00
Email Campain( integration)	One time		$150.00
Landing Pages	Optional		$350.00
CRM Data Collection	Optional		$250.00
Socila meedia setup	Optional	Monthly	$250.00
Video Hosting	Monthly	Monthly	$89.00
Custom development	Hourly		$45.00

Initials ____ Initials ____	12 | Page